Exhibit 99.1

MEDIA CONTACTS:	INVESTOR CONTACT:
Jennifer-Robyn Meier/Heather Cunningham	Tina Moore, Director, Investor Relations
Goldleaf Financial Solutions, Inc.	Goldleaf Financial Solutions, Inc.
615.383.0803/813.531.9662	770.752.6460

Goldleaf Adds Alex P. Hart to Board of Directors

Financial industry veteran brings significant payments expertise to Board

ATLANTA, Jan. 26, 2009 — Goldleaf Financial Solutions Inc. (NASDAQ:GFSI), a provider of integrated technology-based solutions designed to improve the performance of financial institutions, today announced the appointment of Alex P. Hart to its Board of Directors. Hart’s two decades of experience in the financial services industry, with a strong background in payments, continues to strengthen the company’s strategic focus on the payments technology sector.

Most recently, Hart was executive vice president and general manager of CheckFree Corporation’s Electronic Banking Services Division. In this role, he was responsible for the daily operations and strategic direction of the division, as well as identifying business development opportunities, which included growing CheckFree’s online banking and electronic payment relationships with financial institution clients and channel partners.  Hart served as president and CEO of Corillian Corporation, a leading provider of online banking and bill payment software and services, from 2002 until its acquisition by CheckFree in 2007 for $245 million. During his tenure at Corillian, Hart also worked as executive vice president of corporate development, where he led the company’s efforts in mergers and acquisitions, equity investments, and strategic alliances.

“Leveraging the expertise of an additional payments executive on Goldleaf’s Board better supports our direction and strategic focus,” said Lynn Boggs, CEO of Goldleaf. “Alex’s knowledge and proven leadership make him an excellent complement to our other Board members and we look forward to benefiting from his insight and experience. Adding a director of Alex’s caliber impacts Goldleaf’s ability to maintain a dynamic board with a diversified skill set, particularly as we enter the next phase of growth for Goldleaf.”

About Goldleaf

Goldleaf Financial Solutions, Inc. offers a strategic suite of integrated technology and payment processing solutions to financial institutions of all sizes. Goldleaf’s products and services enable financial institutions to succeed in today’s competitive market, solidify their trusted financial relationships, expand their presence and improve profitability through the efficient use of technology.  Goldleaf works with clients across six continents. For more information about Goldleaf and its set of solutions, please visit the company at www.goldleaf.com.

Safe Harbor Statement

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the ability of the Company’s suite of products and services to enhance the competitiveness of its clients. These and other risks and uncertainties the company faces are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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